THIRD AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

Persimmon Capital Management, LP

THIS THIRD AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT (the "Third Amendment") is made and entered into as of January 1, 2021, between Northern Lights Fund Trust III, a Delaware statutory trust (the "Trust"), and Persimmon Capital Management, LP, a Delaware Limited Partnership (the "Adviser") located at 1777 Sentry Parkway West, VEVA 14, Suite 102, Blue Bell, PA 19422.

RECITALS:

WHEREAS, the parties previously entered into that certain Investment Advisory Agreement between Northern Lights Fund Trust III and Persimmon Capital Management, LP dated as of November 29, 2012 (the "Agreement"), as amended May 7, 2014 and November 28, 2018;

WHEREAS, the Adviser has subsequently agreed to lower the annual adivosry fee as a percentage of net assest of the Persimmon Long/Short Fund;

NOW, THEREFORE, the parties hereto agree as follows: Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A% OF AVERAGE NET ASSETS OF THE FUND
Persimmon Long/Short Fund	1.25%

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski Title: President